Exhibit 10.12

June 28, 2005

Dear Robert:

As you know, we are very close to completing the formal bid process in connection with the proposed transaction involving the Cendant Marketing Services Division (“Cendant MSD”). We have had an extremely robust process up to this point. We are pleased to notify you, at this time, that Cendant has carefully considered your individual contribution and in consideration for you continuing your efforts to consummate the transaction, Cendant has decided to increase the amount of the bonus payable to you pursuant to the incentive bonus program for designated officers of Cendant MSD. Now, subject to and upon the closing of a transaction, your amended bonus payment (superseding the amount set forth in Section 2(d) of the Release Agreement) will equal $1,275,000. Any such bonus is subject to, and will be paid to you in accordance with, the terms and conditions of the Section 2(d) of the agreement and general release, dated April 5, 2005, between Cendant MSD and you (the “Release Agreement”), as modified hereby. Accordingly, you will receive $637,500 within 30 days of the closing date of the transaction and $637,500 upon the one year anniversary of the transaction closing date. Notwithstanding anything to the contrary in Section 2(d) of the Release Agreement, you will not receive the applicable payment if, prior to the closing of the transaction and prior to each applicable payment date, your employment with Cendant and Cendant MSD (or, following a transaction, the buyer or successor entity to Cendant MSD) terminates by reason of your resignation or by Cendant for Cause (as defined in your employment agreement, or otherwise as reasonably determined by Cendant consistent with Cendant’s current practice). All provisions of the Release Agreement not specifically modified by this letter shall remain in full force and effect as originally drafted.

In addition, at the sole discretion of Cendant, the amount of the bonus payable to you may be increased further if the net proceeds from the transaction involving Cendant MSD exceeds $2.3 billion.

On behalf of myself and the rest of Cendant’s senior management team, thank you for your continued focus and performance.

Good luck and best regards,

/s/ Thomas D. Christopoul
Thomas D. Christopoul
Chairman
Cendant Marketing Services Division

cc: Mary C. Rusterholz